CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Medium-Term Notes, Series A	$10,250,000	$314.68

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $173,392.70 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form F-3 (No. 333-126811) filed by Barclays Bank PLC on September 21, 2005, and have been carried forward, of which $314.68 offset against the registration fee due for this offering and of which $173,078.03 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing Supplement	Filed Pursuant to Rule 424(b)(2)
(To the Prospectus dated August 31, 2007 and	Registration No. 333-145845
Prospectus Supplement dated September 4, 2007)	September 28, 2007

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this pricing supplement are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this pricing supplement. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA/Aa1)‡

•	Issue date: October 3, 2007

•	Initial valuation date: September 28, 2007

•	Final valuation date: December 28, 2007

•	Maturity date: January 3, 2008

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price.

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: 4.61%

Put premium: The coupon rate minus the deposit income.

‡	The Notes are expected to carry the same rating as the Medium-Term Notes Program, Series A, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc., and will be rated Aa1 by Moody’s Investor Services, Inc. The rating is subject to downward revision, suspension or withdrawal at any time by the assigning rating organization. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission	Aggregate Discount or Commission	Note Issuance #	CUSIP/ISIN
EMC Corporation	$20.80	PS-6	EMC	$2,000,000	11.500%	85%	98.350%	$1,967,000	1.650%	$33,000.00	E-1060	06738GUU2/ US06738GUU20
Marathon Oil Corporation	$57.02	PS-8	MRO	$1,250,000	10.250%	80%	98.350%	$1,229,375	1.650%	$20,625.00	E-1062	06738GUW8/ US06738GUW85
Verasun Energy Corporation	$11.00	PS-10	VSE	$2,000,000	17.000%	70%	98.350%	$1,967,000	1.650%	$33,000.00	E-1063	06738GUX6/ US06738GUX68
AK Steel Holding Corporation	$43.95	PS-12	AKS	$2,500,000	20.000%	75%	98.350%	$2,458,750	1.650%	$41,250.00	E-1064	06738GUY4/ US06738GUY42
Continental Airlines, Inc.	$33.03	PS-14	CAL	$2,500,000	20.000%	75%	98.350%	$2,458,750	1.650%	$41,250.00	E-1065	06738GVA5/ US06738GVA56

*	Annualized Rate

See “ Risk Factors” in this pricing supplement and beginning on page S-3 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

GENERAL TERMS FOR EACH NOTES OFFERING

This pricing supplement relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

http://www.sec.gov/Archives/edgar/data/312070/000119312507194615/d424b3.htm

PROGRAM CREDIT RATING

The Notes are issued under the Medium-Term Notes Program, Series A (the “Program”). The Notes are expected to carry the rating of the Program, which is rated AA by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”), and will be rated Aa1 by Moody’s Investor Services, Inc. (“Moody’s”). An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations arising from the Program is very strong. An Aa1 rating by Moody’s indicates that the Program is currently judged by Moody’s to be an obligation of high quality and is subject to very low credit risk. The credit rating is a statement of opinion and not a statement of fact and is subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency. The rating (1) does not take into account market risk or the performance-related risks of the investment (including, without limitation, the risks associated with the potential negative performance of any reference asset to which the Notes are linked) and (2) is not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•

“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the value of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this pricing supplement, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Notes with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Notes with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked shares.

If you receive shares of the linked shares in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked shares you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this pricing supplement. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or repayment date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the principal securities market for the linked share or banking institutions in New York City, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked shares. The physical delivery amount, the initial price of the linked shares and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Notes with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial date and is held constant regardless of the final level of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon rate on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

EMC Corporation

According to publicly available information, EMC Corporation (the “Company”) and its subsidiaries develop, deliver and support the Information Technology industry’s broadest range of information infrastructure technologies and solutions that are designed to help individuals and organizations handle their digital information needs.

The Company’s systems, software and services support its customers’ critical business processes by helping them build information infrastructures from the most comprehensive systems available to store, manage and protect information at the right service levels and the right costs. The Company’s information management software and solutions empower its customers to capture, manage and leverage structured and unstructured information – documents, images or emails – to support their business processes. The Company’s virtual infrastructure software helps organizations respond to changing IT requirements by dynamically altering their computing and storage environments with flexible virtualization technologies. The Company’s resource management software allows organizations to better understand, manage and automate the operation of their information infrastructure.

The linked share’s SEC file number is: 1-9853.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 28, 2001	$31.95	$10.30	$11.75
December 31, 2001	$18.50	$10.66	$13.44
March 29, 2002	$17.97	$10.60	$11.92
June 28, 2002	$12.25	$5.90	$7.55
September 30, 2002	$9.40	$4.45	$4.57
December 31, 2002	$7.70	$3.67	$6.14
March 31, 2003	$8.59	$5.98	$7.23
June 30, 2003	$11.45	$7.20	$10.47
September 30, 2003	$13.96	$9.61	$12.63
December 31, 2003	$14.65	$12.11	$12.92
March 31, 2004	$15.80	$12.11	$13.61
June 30, 2004	$13.75	$9.97	$11.40
September 30, 2004	$11.61	$9.24	$11.54
December 31, 2004	$14.96	$11.69	$14.87
March 31, 2005	$15.07	$11.80	$12.32
June 30, 2005	$14.88	$11.17	$13.71
September 30, 2005	$14.78	$12.05	$12.94
December 30, 2005	$14.54	$12.70	$13.62
March 31, 2006	$14.75	$13.05	$13.63
June 30, 2006	$13.99	$10.29	$10.97
September 29, 2006	$12.09	$9.44	$11.98
December 29, 2006	$13.79	$11.69	$13.20
March 30, 2007	$14.89	$12.74	$13.85
June 29, 2007	$18.16	$13.86	$18.10
September 28, 2007*	$21.10	$16.89	$20.80

*	High, low and closing prices are for the period starting April 2, 2007 and ending September 28, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: EMC

Initial price: $20.80

Protection level: 85.00%

Protection price: $17.68

Physical delivery amount: 48 ($1,000/Initial price)

Fractional shares: 0.076923

Coupon: 11.50% per annum

Maturity: January 3, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $9.58

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	2.875%		100.00%
+ 90%	2.875%		90.00%
+ 80%	2.875%		80.00%
+ 70%	2.875%		70.00%
+ 60%	2.875%		60.00%
+ 50%	2.875%		50.00%
+ 40%	2.875%		40.00%
+ 30%	2.875%		30.00%
+ 20%	2.875%		20.00%
+ 10%	2.875%		10.00%
+ 5%	2.875%		5.00%

0%	2.875%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	2.875%	-2.125%	-5.00%
- 10%	2.875%	-7.125%	-10.00%
- 20%	N/A	-17.125%	-20.00%
- 30%	N/A	-27.125%	-30.00%
- 40%	N/A	-37.125%	-40.00%
- 50%	N/A	-47.125%	-50.00%
- 60%	N/A	-57.125%	-60.00%
- 70%	N/A	-67.125%	-70.00%
- 80%	N/A	-77.125%	-80.00%
- 90%	N/A	-87.125%	-90.00%
- 100%	N/A	-97.125%	-100.00%

Marathon Oil Corporation

According to publicly available information, Marathon Oil Corporation (“the Company”) consists of three operating segments: 1) Exploration and Production– explores for, produces and markets crude oil and natural gas on a worldwide basis; 2) Refining, Marketing and Transportation– refines, markets and transports crude oil and petroleum products, primarily in the Midwest, the upper Great Plains and southeastern United States; and 3) Integrated Gas – markets and transports products manufactured from natural gas, such as liquefied natural gas and methanol, on a worldwide basis, and is developing other projects to link stranded natural gas resources with key demand areas. The Company conducts exploration, development and production activities in ten countries, with a focus on international growth while continuing to maintain its position in the United States. The Company 2006 worldwide net liquid hydrocarbon sales from continuing operations averaged 223 thousand barrels per day.

The linked share’s SEC file number is 033-07065.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 28, 2001	$16.38	$12.48	$13.38
December 31, 2001	$15.18	$12.64	$15.00
March 29, 2002	$15.15	$13.43	$14.40
June 28, 2002	$14.95	$12.83	$13.56
September 30, 2002	$13.60	$10.51	$11.34
December 31, 2002	$11.74	$9.41	$10.65
March 31, 2003	$12.15	$9.93	$11.99
June 30, 2003	$13.60	$11.24	$13.18
September 30, 2003	$14.74	$12.46	$14.25
December 31, 2003	$16.81	$14.30	$16.55
March 31, 2004	$18.16	$15.24	$16.84
June 30, 2004	$18.94	$16.00	$18.92
September 30, 2004	$20.80	$16.78	$20.64
December 31, 2004	$21.30	$18.02	$18.81
March 31, 2005	$24.65	$17.76	$23.46
June 30, 2005	$27.95	$21.75	$26.69
September 30, 2005	$36.33	$26.90	$34.47
December 30, 2005	$34.99	$27.71	$30.49
March 31, 2006	$39.68	$31.01	$38.09
June 30, 2006	$43.28	$34.70	$41.65
September 29, 2006	$46.64	$34.42	$38.45
December 29, 2006	$49.37	$35.34	$46.25
March 30, 2007	$51.74	$41.50	$49.42
June 29, 2007	$67.04	$49.45	$59.96
September 28, 2007*	$65.21	$46.97	$57.02

*	High, low and closing prices are for the period starting April 2, 2007 and ending September 28, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: MRO

Initial price: $57.02

Protection level: 80.00%

Protection price: $45.62

Physical delivery amount: 17 ($1,000/Initial price)

Fractional shares: 0.537706

Coupon: 10.25% per annum

Maturity: January 3, 2008

Dividend yield: 1.54% per annum

Coupon amount per monthly: $8.54

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	2.563%		100.39%
+ 90%	2.563%		90.39%
+ 80%	2.563%		80.39%
+ 70%	2.563%		70.39%
+ 60%	2.563%		60.39%
+ 50%	2.563%		50.39%
+ 40%	2.563%		40.39%
+ 30%	2.563%		30.39%
+ 20%	2.563%		20.39%
+ 10%	2.563%		10.39%
+ 5%	2.563%		5.39%

0%	2.563%		0.39%

	Protection Price Ever Breached?
	NO	YES
- 5%	2.563%	-2.437%	-4.61%
- 10%	2.563%	-7.437%	-9.61%
- 20%	2.563%	-17.437%	-19.61%
- 30%	N/A	-27.437%	-29.61%
- 40%	N/A	-37.437%	-39.61%
- 50%	N/A	-47.437%	-49.61%
- 60%	N/A	-57.437%	-59.61%
- 70%	N/A	-67.437%	-69.61%
- 80%	N/A	-77.437%	-79.61%
- 90%	N/A	-87.437%	-89.61%
- 100%	N/A	-97.437%	-99.61%

Verasun Energy Corporation

According to publicly available information, Verasun Energy Coproation (the “Company”) is one of the largest ethanol producers in the United States based on production capacity, according to the Renewable Fuels Association. The Company focuses primarily on the production and sale of ethanol and its co-products. This focus has enabled the Company to significantly grow its ethanol production capacity and to work with automakers, fuel distributors, trade associations and consumers to increase the demand for ethanol.

The Company owns and operates two of the largest ethanol production facilities in the U.S., with a combined ethanol production capacity of 230 million gallons per year. As of February 25, 2007, the Company’s ethanol production capacity represented approximately 4% of the total ethanol production capacity in the U.S., according to the RFA.

The Company’s facilities operate on a continuous basis and use current dry-milling technology, a production process that results in increased ethanol yield and reduced capital costs compared to wet-milling facilities. In addition to producing ethanol, the Company produces and sells wet and dry distillers grains as ethanol co-products, which serve to partially offset our corn costs. In 2006, the Company produced approximately 226.3 million gallons of fuel ethanol and 492,000 tons of distillers grains.

The Company’s facility in Aurora, South Dakota commenced operations in December 2003 and the Company’s facility in Fort Dodge, Iowa commenced operations in October 2005. The Company commenced construction of its facility in Charles City, Iowa in 2006 and expect to begin operations there in April of 2007. The Company also began construction of facilities in Hartley, Iowa, and Welcome, Minnesota in 2006 and expect those facilities to begin production by the end of the first quarter of 2008.

The linked share’s SEC file number is 1-32913.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 28, 2001	#N/A N.A.	#N/A N.A.	#N/A N.A.
December 31, 2001	#N/A N.A.	#N/A N.A.	#N/A N.A.
March 29, 2002	#N/A N.A.	#N/A N.A.	#N/A N.A.
June 28, 2002	#N/A N.A.	#N/A N.A.	#N/A N.A.
September 30, 2002	#N/A N.A.	#N/A N.A.	#N/A N.A.
December 31, 2002	#N/A N.A.	#N/A N.A.	#N/A N.A.
March 31, 2003	#N/A N.A.	#N/A N.A.	#N/A N.A.
June 30, 2003	#N/A N.A.	#N/A N.A.	#N/A N.A.
September 30, 2003	#N/A N.A.	#N/A N.A.	#N/A N.A.
December 31, 2003	#N/A N.A.	#N/A N.A.	#N/A N.A.
March 31, 2004	#N/A N.A.	#N/A N.A.	#N/A N.A.
June 30, 2004	#N/A N.A.	#N/A N.A.	#N/A N.A.
September 30, 2004	#N/A N.A.	#N/A N.A.	#N/A N.A.
December 31, 2004	#N/A N.A.	#N/A N.A.	#N/A N.A.
March 31, 2005	#N/A N.A.	#N/A N.A.	#N/A N.A.
June 30, 2005	#N/A N.A.	#N/A N.A.	#N/A N.A.
September 30, 2005	#N/A N.A.	#N/A N.A.	#N/A N.A.
December 30, 2005	#N/A N.A.	#N/A N.A.	#N/A N.A.
March 31, 2006	#N/A N.A.	#N/A N.A.	#N/A N.A.
June 30, 2006	$30.30	$24.10	$26.24
September 29, 2006	$28.65	$15.80	$16.05
December 29, 2006	$26.90	$14.88	$19.75
March 30, 2007	$21.06	$15.12	$19.87
June 29, 2007	$21.47	$12.90	$14.48
September 28, 2007*	$16.93	$10.41	$11.00

*	High, low and closing prices are for the period starting April 2, 2007 and ending September 28, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: VSE

Initial price: $11.00

Protection level: 70.00%

Protection price: $7.70

Physical delivery amount: 90 ($1,000/Initial price)

Fractional shares: 0.909091

Coupon: 17.00% per annum

Maturity: January 3, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $14.17

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	4.25%		100.00%
+ 90%	4.25%		90.00%
+ 80%	4.25%		80.00%
+ 70%	4.25%		70.00%
+ 60%	4.25%		60.00%
+ 50%	4.25%		50.00%
+ 40%	4.25%		40.00%
+ 30%	4.25%		30.00%
+ 20%	4.25%		20.00%
+ 10%	4.25%		10.00%
+ 5%	4.25%		5.00%

0%	4.25%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	4.25%	-0.75%	-5.00%
- 10%	4.25%	-5.75%	-10.00%
- 20%	4.25%	-15.75%	-20.00%
- 30%	4.25%	-25.75%	-30.00%
- 40%	N/A	-35.75%	-40.00%
- 50%	N/A	-45.75%	-50.00%
- 60%	N/A	-55.75%	-60.00%
- 70%	N/A	-65.75%	-70.00%
- 80%	N/A	-75.75%	-80.00%
- 90%	N/A	-85.75%	-90.00%
- 100%	N/A	-95.75%	-100.00%

AK Steel Holding Corporation

According to publicly available information, AK Steel Holding Corporation (the “Company”) is a corporation formed under the laws of Delaware in 1993 and is the successor through merger to Armco Inc., which was formed in 1900. The company is a fully-integrated producer of flat-rolled carbon, stainless and electrical steels and tubular products through its wholly-owned subsidiary, AK Steel Corporation.

The Company’s operations consist of seven steelmaking and finishing plants located in Indiana, Kentucky, Ohio and Pennsylvania that produce flat-rolled carbon steels, including premium quality coated, cold-rolled and hot-rolled products, and specialty stainless and electrical steels that are sold in slab, hot band, and sheet and strip form. The Company’s operations also include AK Tube LLC, which further finishes flat-rolled carbon and stainless steel at two tube plants located in Ohio and Indiana into welded steel tubing used in the automotive, large truck and construction markets. In addition, the Company’s operations include European trading companies that buy and sell steel and steel products.

The linked share’s SEC file number is 1-13696.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 28, 2001	$14.03	$7.50	$8.45
December 31, 2001	$12.70	$8.30	$11.38
March 29, 2002	$14.46	$11.01	$14.30
June 28, 2002	$14.85	$11.50	$12.81
September 30, 2002	$12.75	$7.00	$7.31
December 31, 2002	$8.50	$6.45	$8.00
March 31, 2003	$8.90	$3.25	$3.25
June 30, 2003	$4.06	$2.75	$3.62
September 30, 2003	$3.64	$1.75	$2.00
December 31, 2003	$5.70	$1.80	$5.10
March 31, 2004	$6.39	$4.10	$5.87
June 30, 2004	$6.87	$3.65	$5.27
September 30, 2004	$8.35	$5.01	$8.16
December 31, 2004	$15.96	$8.19	$14.47
March 31, 2005	$18.22	$10.51	$11.06
June 30, 2005	$11.50	$6.23	$6.41
September 30, 2005	$9.79	$6.32	$8.57
December 30, 2005	$9.00	$6.29	$7.95
March 31, 2006	$15.45	$7.60	$15.00
June 30, 2006	$15.94	$11.11	$13.83
September 29, 2006	$14.33	$11.57	$12.14
December 29, 2006	$17.31	$11.62	$16.90
March 30, 2007	$23.94	$16.13	$23.39
June 29, 2007	$38.52	$23.49	$37.37
September 28, 2007*	$44.97	$27.90	$43.95

*	High, low and closing prices are for the period starting April 2, 2007 and ending September 28, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: AKS

Initial price: $43.95

Protection level: 75.00%

Protection price: $32.96

Physical delivery amount: 22 ($1,000/Initial price)

Fractional shares: 0.753129

Coupon: 20.00% per annum

Maturity: January 3, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $16.67

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	5.00%		100.00%
+ 90%	5.00%		90.00%
+ 80%	5.00%		80.00%
+ 70%	5.00%		70.00%
+ 60%	5.00%		60.00%
+ 50%	5.00%		50.00%
+ 40%	5.00%		40.00%
+ 30%	5.00%		30.00%
+ 20%	5.00%		20.00%
+ 10%	5.00%		10.00%
+ 5%	5.00%		5.00%

0%	5.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	5.00%	0.00%	-5.00%
- 10%	5.00%	-5.00%	-10.00%
- 20%	5.00%	-15.00%	-20.00%
- 30%	N/A	-25.00%	-30.00%
- 40%	N/A	-35.00%	-40.00%
- 50%	N/A	-45.00%	-50.00%
- 60%	N/A	-55.00%	-60.00%
- 70%	N/A	-65.00%	-70.00%
- 80%	N/A	-75.00%	-80.00%
- 90%	N/A	-85.00%	-90.00%
- 100%	N/A	-95.00%	-100.00%

Continental Airlines, Inc.

According to publicly available information, Continental Airlines, Inc. (the “Company”) is a United States air carrier engaged in the business of transporting passengers, cargo and mail. The Company is the world’s fifth largest airline as measured by the number of scheduled miles flown by revenue passengers in 2006. Together with ExpressJet Airlines, Inc. (operating as Continental Express), a wholly owned subsidiary of ExpressJet Holdings, Inc., from which the Company purchases seat capacity, and the Company’s wholly-owned subsidiary, Continental Micronesia, Inc., each a Delaware corporation, the Company operates more than 2,700 daily departures. As of December 31, 2006, the Company flew to 136 domestic and 126 international destinations and offered additional connecting service through alliances with domestic and foreign carriers. The Company directly served 26 European cities, nine South American cities, Tel Aviv, Delhi, Hong Kong, Beijing and Tokyo as of December 31, 2006. In addition, the Company provides service to more destinations in Mexico and Central America than any other U.S. airline, serving 40 cities.

The Company is a Delaware corporation, with executive offices located at 1600 Smith Street, Houston, Texas 77002.

The linked share’s SEC file number is 1-10323.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
September 28, 2001	$52.32	$12.35	$15.00
December 31, 2001	$27.50	$14.85	$26.21
March 29, 2002	$35.20	$25.74	$28.32
June 28, 2002	$30.40	$14.46	$15.78
September 30, 2002	$16.00	$4.80	$5.39
December 31, 2002	$9.85	$3.59	$7.25
March 31, 2003	$9.39	$4.16	$5.12
June 30, 2003	$15.90	$5.34	$14.97
September 30, 2003	$18.86	$12.05	$16.58
December 31, 2003	$21.70	$14.49	$16.27
March 31, 2004	$18.52	$10.85	$12.53
June 30, 2004	$13.93	$9.05	$11.37
September 30, 2004	$11.68	$7.80	$8.52
December 31, 2004	$14.01	$7.63	$13.54
March 31, 2005	$14.18	$8.50	$12.04
June 30, 2005	$15.60	$11.09	$13.28
September 30, 2005	$16.60	$9.04	$9.66
December 30, 2005	$21.97	$9.62	$21.30
March 31, 2006	$28.88	$16.77	$26.90
June 30, 2006	$31.02	$22.56	$29.80
September 29, 2006	$32.04	$22.05	$28.31
December 29, 2006	$46.29	$28.56	$41.25
March 30, 2007	$52.40	$35.23	$36.39
June 29, 2007	$44.10	$32.01	$33.87
September 28, 2007*	$38.61	$26.21	$33.03

*	High, low and closing prices are for the period starting April 2, 2007 and ending September 28, 2007.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: CAL

Initial price: $33.03

Protection level: 75.00%

Protection price: $24.77

Physical delivery amount: 30 ($1,000/Initial price)

Fractional shares: 0.275507

Coupon: 20.00% per annum

Maturity: January 3, 2008

Dividend yield: 0.00% per annum

Coupon amount per monthly: $16.67

Table of Hypothetical Values at Maturity

	3-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	5.00%		100.00%
+ 90%	5.00%		90.00%
+ 80%	5.00%		80.00%
+ 70%	5.00%		70.00%
+ 60%	5.00%		60.00%
+ 50%	5.00%		50.00%
+ 40%	5.00%		40.00%
+ 30%	5.00%		30.00%
+ 20%	5.00%		20.00%
+ 10%	5.00%		10.00%
+ 5%	5.00%		5.00%

0%	5.00%		0.00%

	Protection Price Ever Breached?
	NO	YES
- 5%	5.00%	0.00%	-5.00%
- 10%	5.00%	-5.00%	-10.00%
- 20%	5.00%	-15.00%	-20.00%
- 30%	N/A	-25.00%	-30.00%
- 40%	N/A	-35.00%	-40.00%
- 50%	N/A	-45.00%	-50.00%
- 60%	N/A	-55.00%	-60.00%
- 70%	N/A	-65.00%	-70.00%
- 80%	N/A	-75.00%	-80.00%
- 90%	N/A	-85.00%	-90.00%
- 100%	N/A	-95.00%	-100.00%